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FOR IMMEDIATE RELEASE                              CONTACT: BRAD HOLLINGER, CEO
                                                            CLINT FEGAN, CFO
                                                            (717) 796-6100


                       BALANCED CARE COMPLETES FIRST PHASE
                              OF RESTRUCTURING PLAN

Mechanicsburg, PA, January 15, 2001----Balanced Care Corporation (AMEX:BAL) announced today that on January 12, 2001 it closed on a transaction with Nationwide Health Properties Inc. (NHP) under which NHP cancelled the Company's Master Leases and guarantees with respect to 10 operating properties and one undeveloped property and released the Company from its obligations thereunder. The agreements further provide that Balanced Care will continue to manage the operating properties for 45 to 60 days. The facilities are located in Bristol, Johnson City and Murfreesboro, TN; Pensacola and Tallahassee, FL; Lakemont Farms and York, PA; Heritage Lakes, OH; Hagerstown, MD and Teay's Valley, WV.

Brad Hollinger, Chairman and CEO of Balanced Care, said, "Given the capital required to bring these assets to stabilized occupancy, the lease cancellations are in the best interest of the Company. The restructuring plan is well underway and management expects resolution in the next fiscal quarter."

Balanced Care currently operates 60 facilities with system-wide capacity of 4,038 residents, net of the NHP properties. When a remaining facility currently under construction is in operation, the Company will operate 61 facilities with resident capacity of 4,144.

Balanced Care Corporation utilizes assisted living facilities as the primary service platform to provide an array of health care and hospitality services, including preventive care and wellness, medical rehabilitation, Alzheimer's/dementia care and, in certain markets, extended care services.

Except for the historical information contained in the press release, the matters discussed herein contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include risks associated with, among other things, substantial debt and operating lease payment obligations, managing rapid expansion, the need for additional financing, the possibility of rising interest rates, securing necessary licensing and permits, construction delays, cost increases on new construction and increased competition. These and other risks are set forth in the Company's Annual Report on Form 10-K (as amended) for the fiscal year ended June 30, 2000 and other reports filed with the Securities and Exchange Commission.